Exhibit 99.1

NOVASTAR ANNOUNCES THIRD QUARTER EARNINGS PER SHARE OF

$2.11, A TWO FOR ONE STOCK SPLIT AND DIVIDEND OF $2.50

KANSAS CITY, Mo., October 29, 2003 – NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, today reported financial results for the third quarter of 2003.

Highlights include:

•	Significant growth in nonconforming loan production compared to previous quarters.
•	Increase in securities portfolio of 12 percent versus the second quarter.
•	Increase in NovaStar-affiliated branch offices of 20 percent from the second quarter.
•	Two for one stock split
•	Dividend of $2.50 per share.
•	Increase in combined, committed lending facilities to $3.1 billion.

For the quarter ended September 30, 2003, net earnings increased to $24.3 million, or $2.11 per diluted share, an increase of 99 percent compared with $12.2 million, or $1.14 per diluted share, in the third quarter of 2002. Sequentially, net earnings increased 5 percent compared to $23.1 million in the second quarter of 2003. During the nine months ended September 30, 2003, earnings were $69.7 million or $6.23 per share.

The Board of Directors declared a dividend today of $2.50 per common share. The dividend is payable on November 19, 2003, to holders of record as of November 5, 2003.

“NovaStar continues to deliver growth in earnings, production and our securities portfolio. 2003 is shaping up as the best year yet for NovaStar, and we expect results to continue moving up in 2004,” said Scott Hartman, Chief Executive Officer. “Focusing on the nonconforming mortgage market is enabling NovaStar to keep growing, even as conventional lending slows following the recent increases in interest rates.”

Two-for One Stock Split

In addition, the Board of Directors declared a two-for-one split of its common stock, providing shareholders of record as of November 17, 2003, with one additional share of common stock for each share owned. The company anticipates that the additional shares resulting from the split will be issued on or about December 1, 2003. The stock split will increase the number of common shares outstanding from approximately 11.2 million shares to approximately 22.4 million shares.

Increased Earnings Guidance

NovaStar management now expects full-year 2003 earnings per diluted share in a range of $8.00 to $8.40, an increase from previous guidance of $7.75 to $8.25. Furthermore, management expects that 2004 earnings will exceed 2003 results by between 5 and 10 percent.

This outlook is based on projections that include future interest rates from the September 30, 2003, implied forward curve. It assumes that production levels will increase moderately on a sequential basis and that production costs will be similar to recent past experience. Future earnings and dividends will depend on actual interest rates, production growth, volume of loans sold and securitized, whole loan market prices, the amount, if any, of new capital raised, credit performance and options related expenses.

Branch Network Continues Growth and Drives Nonconforming Production

The NovaStar affiliated branch network increased to 420 branches as of September 30. “The number of branch openings continues to exceed expectations,” said Lance Anderson, President. “We have been highly successful in developing productive branches across the country, which is driving growth in production and helping sustain our overall lending success.”

NovaStar originated $1.8 billion of mortgage loans in the third quarter, up from $1.5 billion in the second quarter of 2003 and $647 million in the third quarter of 2002.

In addition to opening a large number of new branches, the nationwide NovaStar loan origination network – independent brokers, affiliated NovaStar branches, correspondent institutions and direct to consumer – continues to grow.

“At the beginning of the year, we expected to produce $4 to $6 billion in loans during 2003. Given our first three quarters of production and our current monthly run-rate, we expect to be in the upper end of our initial range,” Mr. Anderson said.

During the third quarter, NovaStar converted its Troy, Michigan office from a conforming lending facility to a nonconforming processing center. The change was made to provide the additional support necessary to meet growing nonconforming lending volumes and to further diversify processing capabilities and risks. The Michigan office will serve NovaStar’s central marketing region.

Growth in Mortgage Securities Portfolio Continues

NovaStar invested $74 million in newly created mortgage securities during the third quarter of 2003. In addition, the company issued Net Interest Margin securities, or NIMs, as non-recourse debt collateralized by mortgage securities it retained in a loan securitization completed earlier in the year. The NIM transaction was structured as a financing, while NovaStar’s loan securitizations are structured as loan sales for GAAP accounting. The resecuritization of mortgage securities generates cash for NovaStar (proceeds from the bonds sold) and, as the bondholders have no recourse to NovaStar, margin/liquidity risk has been reduced.

During the quarter, NovaStar executed a securitization of $1.5 billion of mortgage loans. $850 million in loans were delivered to the trust and the remaining balance of loans will be delivered in the fourth quarter. Additionally, NovaStar delivered $400 million in loans to the trust relating to the securitization executed in the second quarter of 2003.

Accounting vs. Economics of Hedging

The Company uses interest rate swaps and caps to manage the interest rate risk in its mortgage securities portfolio. IRS rules limit the amount of swaps and caps that can be considered “hedges” for tax purposes. As a result, the Company holds derivative instruments in its taxable REIT subsidiary. Similarly, obtaining “hedge accounting” under FASB 133 is difficult and, therefore, the changes in the value for many of these swaps and caps will be realized through the company’s income statement. At September 30, 2003, NovaStar had $1.7 billion of notional amount of swaps and caps in its taxable REIT subsidiary.

“Mitigating interest rate risk in our portfolio is clearly in the best interest of NovaStar shareholders, even though GAAP rules do not fully reflect the economics of this kind of risk management,” commented Mr. Hartman. “While our commitment to hedging could lead to more quarterly volatility in GAAP earnings, we are willing to incur some short-term volatility in order to maintain our disciplined management of interest rate risk. In the future, we may classify mortgage securities as trading in order to match the income statement impact of hedging.”

Liquidity and Borrowing Capacity

NovaStar now has committed borrowing capacity of $3.1 billion. As of September 30, 2003, our cash and available liquidity exceeded $80 million.

Enhanced Website with Operational Information

NovaStar Financial, Inc. is now including additional financial reporting on its website – www.novastaris.com. Beginning in October, monthly loan production information will be added to our website. We expect production information to be provided within the first 10 days of the month. At the end of each quarter, NovaStar will provide detail regarding our loan servicing portfolio and the related mortgage securities and asset-backed bonds. This information will supplement the loss information for the loan servicing portfolio that previously existed on the website. This information will generally be available when our earnings announcements are made.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is one of the nation’s leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations and affiliated branches nationwide.

For more information, please reference our website at www.novastaris.com.

The NovaStar third quarter investor conference call is scheduled for 3:30 p.m. Central Time (4:30 p.m. Eastern Time) on Thursday, October 30, 2003. The conference call will be web cast live and will be archived on the company’s website. To participate in the conference call, contact 1-800-406-5345 approximately 10 minutes before the scheduled start of the call.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company’s mortgage loans, the availability of nonconforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company’s 2002 annual report of Form 10-K (available on the Company’s website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in our contemplated by the forward-looking statements included above will continue to be accurate in the future.

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Investor Relations Contact

Jeffrey A. Gentle

816.237.7424

NovaStar Financial, Inc.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	09/30/2003	06/30/2003	09/30/2002	09/30/2003		09/30/2002
NovaStar Financial Inc. Income Statement Data
Interest income	$43,790	$40,996	$26,560	$124,102		$70,519
Interest expense	10,321	9,448	7,052	30,399		19,377
Fee income	18,526	19,677	10,077	52,721		24,884
Gains on sales of mortgage assets	34,188	44,031	17,293	107,662		37,916
Losses on derivative instruments	(8,144)	(15,038)	(16,167)	(32,330)		(30,313)
General and administrative expenses	48,268	52,624	19,700	137,423		54,609
Income before taxes	30,117	27,302	11,359	83,882		29,332
Income tax expense (benefit)	5,844	4,183	(840)	14,168		(2,178)
Net income	24,273	23,119	12,199	69,714		31,510
Basic earnings per share	$2.17	$2.12	$1.17	$6.42		$3.04
Diluted earnings per share	$2.11	$2.06	$1.14	$6.23		$2.90
Dividends declared per common share	$2.50	$2.50	$1.00	$7.58	*	$2.70
Book value per diluted share	$20.04	$19.97	$15.50	$20.04		$15.50

* On January 29, 2003, a $0.33 special dividend related to 2002 taxable income was declared per common share.

	As of
	09/30/2003	06/30/2003	09/30/2002
NovaStar Financial, Inc. Balance Sheet Data
Mortgage loans—held for sale	$824,273	$684,889	$338,587
Mortgage loans—held in portfolio	106,810	122,972	166,965
Mortgage securities—available for sale	337,632	300,932	179,600
Total assets	1,441,108	1,298,637	783,604
Borrowings	1,124,590	987,622	570,699
Stockholders' equity	236,242	230,469	165,348

	For the Three Months Ended			For the Nine Months Ended
	09/30/2003	06/30/2003	09/30/2002	09/30/2003		09/30/2002
Other Data:
Servicing portfolio	$6,161,345	$5,145,005	$2,911,263	$6,161,345		$2,911,263
Loans sold for cash—Non-conforming wholesale	$27,085	$12,057	$13,727	$151,210		$141,173
Loans securitized	$1,251,016	$1,314,733	$403,960	$3,650,655		$1,213,958
Percent of securitized loans covered by mortgage insurance	66%	74%	93%	66%		93%
Weighted average coupon of loans on balance sheet	7.79%	7.72%	9.20%	7.79%		9.20%

NovaStar Financial, Inc.

LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Three Months Ended
	09/30/2003	As a % of Total	06/30/2003	As a % of Total	03/31/2003	As a % of Total
Loan origination volume
Non-conforming
Wholesale
Independent brokers	$979,660	56%	$849,290	56%	$636,826	58%
NovaStar affiliated branches	347,555	20%	259,293	17%	204,403	19%
Correspondent/Bulk	77,299	4%	96,369	6%	32,136	3%
Retail	86,962	5%	54,594	4%	39,234	4%

Total non-conforming	1,491,476	85%	1,259,546	83%	912,599	84%
Conforming/Government	269,247	15%	265,141	17%	180,592	16%

Total loan originations	$1,760,723	100%	$1,524,687	100%	$1,093,191	100%

NovaStar affiliated branch production volume
Non-conforming
Brokered to non-affiliates	$291,364	46%	$169,313	40%	$160,259	44%
Brokered to NMI	347,555	54%	259,293	60%	204,403	56%

Total non-conforming	638,919	100%	428,606	100%	364,662	100%

Conforming	1,266,468		1,109,559		843,553

Total affiliated branch production volume	$1,905,387		$1,538,165		$1,208,215

# of branches	420		350		246

Average production per branch	$4,537		$4,395		$4,911

Retail production volume
Non-conforming
Sold to non-affiliates	$22,758	11%	$25,542	12%	$8,978	6%
Held by NMI	86,962	40%	54,594	26%	39,234	26%

Total non-conforming	$109,720	51%	$80,136	38%	$48,212	32%

Conforming	105,733	49%	132,305	62%	103,751	68%

Total retail production volume	$215,453	100%	$212,441	100%	$151,963	100%

NovaStar Financial, Inc.
SELECTED NON-CONFORMING LOAN ORIGINATION DATA
(Unaudited)
	For the Three Months Ended 9/30/03
	Weighted Average Coupon	Weighted Average LTV	Weighted Average FICO	Percent of Total
Summary by Credit Grade
660 and above	6.63%	75.6%	706	44%
620 to 659	7.00%	78.6%	640	24%
580 to 619	7.48%	80.1%	600	15%
540 to 579	7.77%	78.3%	559	12%
539 and below	8.11%	78.1%	529	5%
Fico score not available	6.97%	67.3%	NA	0%

	7.05%	77.4%	648	100%

Summary by Program Type
2-Year Fixed	7.09%	81.7%	633	55%
30-Year Fixed Due in 15	9.88%	37.8%	681	3%
30-Year Fixed	6.76%	76.4%	670	31%
3-Year Fixed	6.78%	79.8%	643	5%
15-Year Fixed	7.05%	62.3%	666	5%
Other Products	6.30%	71.9%	673	1%

	7.05%	77.4%	648	100%